Exhibit 10.4
August 10, 2007

Mr. Rob Howe, President and CEO
eTelcharge.com
1636 N. Hampton Road, Suite 270
DeSoto, Texas 75115-8621

Dear Rob,

It has been a pleasure to visit eTelcharge.com for the last two days. The concept is exciting and the people are wonderful.  I would welcome the opportunity to work with you in taking this concept to the next step.

I understand that your needs in the way of a financial consultant (for now) is approximately 3 days a month on-site with some work from home and "on-call" privileges as needed.  We can define this more as we have more time together.

Based on these needs, I propose the following.  eTelcharge.com will pay $10,000 plus 1,200,000 stock options to retain my services.  In addition to a retainage fee, this amount also compensates me for the time I spent doing due diligence as well as extra time that may be required during September to get up and running.  This is due and payable immediately.  If eTelcharge.com terminates this relationship, none of this amount will be repaid.  If I terminate the relationship for any reason during the first 8 months, the following will be repaid from this.

During Month One	$8,000
During Month Two	6,000
During Month Three	5,000
During Month Four	4,000
During Month Five	3,000
During Month Six	2,000
During Month	1,000

After retention, $3,500 per month (beginning in September) plus 100,000 stock options per month (up to a maximum of 1,200,000 stock options).  This is payable on the 15th of the month, or the Friday before the 15th of the month, if the 15th is on a weekend.  Stock options can be issued semi-annually.

If this is acceptable to eTelcharge.com, please sign and return one copy to me.  Thanks so much and I am really looking forward to continuing this adventure with you.

/s/ Rob Howe	/s/ Robyn Gatch-Priest
Rob Howe	Robyn Gatch-Priest
Chairman and CEO	Financial Consultant